CERTIFICATE

The undersigned, constituting the Caterpillar Money Market Account Committee, hereby declare and confirm the following:

1. The Caterpillar Money Market Account Plan (the “Plan”) shall be expanded to include Investors beyond Eligible Employees, Eligible Retirees and Immediate Family Members of such Eligible Employees or Eligible Retirees (as those terms are defined in the plan). Any Investor may invest in the Notes issued pursuant to the Plan, provided such Investor is a citizen of the United States or, except as provided in applicable Treasury Regulations, a partnership, a corporation incorporated or established in or under the laws of the United States or a Trust or estate that is treated as a United States person under Section 7701 of the Internal Revenue Code.

2. The interest rate on the Notes issued pursuant to the Plan shall be set by the appropriate Funding Manager in the Treasury Department of Caterpillar Financial Services Corporation. All actions taken to date by James Leonard, Funding Manager, with respect to the determination of the appropriate interest rate on the Notes issued pursuant to the Plan, are hereby ratified.

The undersigned have executed this Certificate as of February 1, 1998.

/s/ James S. Beard

James S. Beard
President
Caterpillar Financial Services Corporation

/s/ J.R. English

J.R. English
Executive Vice President
Caterpillar Financial Services Corporation

/s/ Edward J. Scott

Edward J. Scott
Treasurer
Caterpillar Financial Services Corporation